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                                                                    EXHIBIT 23.1

                       [LETTERHEAD OF DELOITTE & TOUCHE]

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 4 to Registration Statement No. 333-88157 of Consolidated Container Company LLC and Consolidated Container Capital, Inc. of our report dated May 21, 1999, on the consolidated balance sheet of Plastic Containers, Inc. and subsidiaries as of May 29, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from January 1, 1998 through May 29, 1998, appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP


Omaha, Nebraska
January 18, 2000